EXHIBIT 99.1

FOR IMMEDIATE RELEASE

KIT digital Reports Record Third Quarter 2010 Results

Revenue Up 151% to $27.7 Million, Driving Operating EBITDA of $4.4 Million or $0.19 per Share

PRAGUE, Czech Republic – November 22, 2010 – KIT digital, Inc. (NASDAQ: KITD), the leading global provider of video asset management solutions (VAMS) for multi-screen IP-based delivery, reported financial results for the third quarter ended September 30, 2010. All figures below are reported in U.S. dollars.

Revenue in the third quarter of 2010 increased 20% to a record $27.7 million from $23.1 million in the previous quarter, and increased 151% from $11.0 million in the same quarter a year ago.

For the third quarter of 2010, GAAP net loss was $8.0 million or $(0.34) per basic and diluted share, compared to a net loss in the previous quarter of $342,000 or $(0.02) per basic and diluted share, and a net loss in the third quarter of 2009 of $11.1 million or $(1.65) per basic and diluted share.

GAAP net loss for the third quarter 2010 included $5.1 million in non-cash charges, including $1.3 million in stock-based compensation, $2.4 million of depreciation and amortization, and a non-cash derivative loss of $1.4 million; $4.5 million in integration expenses related to the reorganization and integration of recently acquired companies; and $1.3 million in merger and acquisitions expenses, including investment banking advisory and legal fees.

Operating EBITDA, a non-GAAP metric, which management uses as a proxy for operating cash-flow, increased 5% to a record $4.4 million or $0.19 per basic share in the third quarter of 2010 from $4.2 million or $0.20 per basic share in the previous quarter, and increased 376% from $927,000 or $0.14 per basic share in the same year-ago quarter. The company defines operating EBITDA as earnings before derivative income/loss; non-cash stock based compensation; acquisition-related restructuring costs and integration expenses; impairment of property and equipment; direct merger and acquisition expenses; and depreciation and amortization (see important discussion of operating EBITDA in “About the Presentation of Operating EBITDA,” below).

Cash and cash equivalents at September 30, 2010 totaled $50.1 million, as compared to $67.1 million at June 30, 2010. The decrease is due to consideration and related costs for acquisitions closed since June 30, 2010.

Day sales outstanding ("DSOs") at September 30, 2010 were 116 days, a level which was affected by the inclusion of accounts receivable related to the acquisitions of Accela Communications, Megahertz Broadcast Systems and Brickbox Digital Media completed near the end of the third quarter 2010. Management estimates that normalized DSOs at September 30, 2010 were 94 days, and DSOs as of November 2010 are 78 days.

Revenues from the company's Europe, Middle East & Africa (EMEA) region constituted approximately 44% of the total during the quarter, with approximately 36% from Asia-Pacific and 20% from the Americas.

KIT digital added a record 45+ net new client contracts during the quarter, with estimated average monthly revenue per client in excess of $23,000. The company’s clients now total over 1,300 customers across more than 40 countries.

Q3 2010 Selected Client Wins

•	Astro, the largest cable operator in Malaysia, chose KIT digital’s solutions to support the first 3D post-production and graphics facility in the Southeast Asia;

•	AstraZeneca, one of the world’s leading pharmaceutical companies, leveraged KIT digital’s capabilities to begin delivering live interactive webcasts to global audiences;

•	Billabong selected KIT digital and is utilizing the VX-one platform for the delivery of its premium, long-form content to Sony IP-enabled TVs and other devices globally;

•
The Country Network selected KIT digital’s VX Vision offering to increase its broadcast reach and deliver its programming globally to mobile phones, tablet computers, the web and traditional television. TCN will be available in more than 20 million U.S. households;

•	AVG selected KIT digital to help establish the largest DVB-T and DVB-C transmission facility in Vietnam;

•	The National Park Association of the U.S. is now utilizing KIT digital’s solutions for their live events, as well as archived media-on-demand;

•	The International House of Prayer, a leading evangelical missions organization, selected VX Media Suite broadcast 24/7 live and on-demand content to browser and mobile devices;

•	Cord Blood Registry, the world's largest cord blood stem cell bank, selected KIT digital for the management and distribution of video programs to educate and better understand participant behavior;

•	National Kidney Foundation, a major nonprofit health organization, selected KIT to manage its video-based, interactive medical education program;

•	Hillsong, PlanetShakers and Enjoy Church, the top 3 churches in Australia, selected KIT digital’s solutions for the management of their live and on-demand delivery of video;

•
TV Nova, a leading European broadcaster and part of the CME group, selected KIT digital’s platform to provide complex, broadcast-quality streaming, fully integrated with DRM and Microsoft Silverlight PlayReady technology;

•	Maasranga Group selected KIT digital’s solutions to support one of the largest broadcast facilities in Dhaka, Bangladesh;

•	P7, a 24-hour news broadcaster based in Delhi, India, selected KIT digital’s solutions to expand their next-generation broadcasting facilities to support several new channels;

•
Czech TV, the national broadcaster in the Czech Republic, extended their relationship with KIT digital to provide system upgrades in its three major studios including full integration between its existing broadcast systems and Microsoft Silverlight technology;

•	A leading cloud computing company chose KIT digital to provide video content management to support the launch of its services throughout Asia-Pacific in 2011.

Management Q3 2010 Commentary

“This last quarter we achieved our best pace of new client growth ever in our company’s history,” said Kaleil Isaza Tuzman, the chairman and CEO of KIT digital. “These record quarterly results reflect our ongoing focus on expanding our existing client base and taking advantage of cross-selling opportunities, while harnessing the tremendous potential growth of IP video across all major global markets.”

“It is also a particularly good indication that Q3 grew at such a healthy pace over the prior quarter—about 15%+ organically—despite the historical seasonality of Q3 due to lower end-customer usage levels and lower business levels across the digital media industry in general during the Northern Hemisphere's summer months.”

Gavin Campion, president of KIT digital, commented: “Our strong third quarter performance also demonstrated our ability to continue to capitalize on several strong underlying trends in our sector, including the proliferation of Smartphones, the advancement of rich media-capable fixed line and mobile networks, demographic and consumer behavioral shifts favoring IP video consumption, and technology and network-based ‘leapfrogging’ in emerging markets.

“The three small acquisitions completed near the end of the quarter added clients and market share, which were additive in terms of both geographic coverage and particular industry or sales verticals, like pharmaceutical and video-based corporate marketing and merchandising. They also advanced our position as the only company in the industry with sophisticated broadcast systems integration capabilities that complement a core video asset management platform.

“Sales synergies are key to our thinking in acquisitions, not just cost-cutting. We focus on accelerating the pace of growth of acquired companies, both through increased international reach and a deeper product set of offerings—like mobile and connected TV capabilities. Given our past experience and established processes in acquisition assimilation, the most recent three acquisitions have already been integrated into the KIT digital family and cross-selling and up-selling to their respective client bases has already begun.

“We have also continued to consolidate our core global operations into our Prague headquarters, taking advantage of the Czech Republic’s highly talented and relatively low-cost technical workforce and growing global reputation as a center of excellence in audio-visual engineering. During the current fourth quarter, as part of our ongoing process of centralization and rationalization of resources globally, we have eliminated approximately 70 full-time positions in regional offices during the fourth quarter, which will help to achieve our fiscal 2011 EBITDA targets, and demonstrates our disciplined approach to post-acquisition integration.

“On the other hand, for the first time in the three years since we came on board as new management, we made the decision recently to hire ahead in certain areas, like sales and client deployment, in order to meet future demand—including building out our strategic account management, channel sales and reseller teams, as well as the launch of a client deployment and support center in Bangalore, India that provides a second line of shift support to our Prague HQ team. An unprecedented sales pipeline and forward-looking sales visibility supports this investment, although the large number of new client implementations and sales-related hiring also resulted in some compression of our EBITDA margin in Q3.”

Isaza Tuzman continued: “During Q3, we officially launched our mid-range, easily deployable VX Vision product offering. VX Vision plays a bridging role between our corporate-oriented VX Media Suite offering and our telco- and network operator-oriented VX Enterprise offering. VX Vision provides deep multi-screen content management and play-out tools for content owners, while requiring less integration and a lower price tag than our full-service VX Enterprise product. VX Vision is experiencing substantial initial client uptake, including 15 new VX Vision clients in Q3 alone.

“Our most exciting client pitches today are about hybrid solutions for network operators, traditional broadcasters and content syndicators to leverage their aging infrastructure while increasing their reach through IP-based play-out. We are also helping corporate and not-for-profit customers discover that they can become heavy users of video with relative ease and at much lower price-points than they ever thought possible.

“Our continued strong reception across the global marketplace supports our conviction that KIT digital is the only company that offers a truly broadcast quality-capable, '3-screen' IP video platform, supporting the computer browser, mobile and tablet devices, and connected TVs.”

Strategic M&A Outlook

“We aim to extend our industry leadership position from our current estimated 20%-plus global market share to more than 50% within the next 12 to 24 months, which is a threshold where we believe economies of scale in client delivery and R&D will be particularly powerful, and will maximize strategic value for the company,” said Isaza Tuzman. “We plan to achieve this through a vanguard of organic growth complemented by highly selective, accretive acquisitions.”  “Consistent with our previously stated approach to the marketplace, we continue to look at small acquisitions that add geographical and sales vertical reach in areas where we could be realatively stronger. However, we have also recently been considering more transformative acquisition opportunities, where we might be able to acquire a top competitor and significantly extend our market share in one action. It is for this purpose we announced last week that we priced an equity capital raise of $96 million.  “When this recent funding closes as anticipated this week, we intend to fund our acquisition strategy going forward out of our treasury capital, from cash from operations, or with assumption of debt if/when appropriate. We believe this last equity capital raise provides us with the necessary capital to achieve our near and mid-term objectives, and we have no plans to pursue any additional equity raise processes in the foreseeable future.

“It’s also important to note once again that as a management team, we have invested significant personal capital in the business—well north of $20 million in total—and as such are especially dilution-sensitive. Management as a whole holds more than four million shares of stock. We sit squarely on the side of all KIT digital shareholders and are only interested in acquisitions that are accretive on ‘day one’, on both a revenue and a cash-flow basis.

“Having raised funds to support our larger acquisition strategy, we are currently working on a key M&A mandate, and expect to announce a material acquisition by Q1 2011.”

As contemplated in its Q3 2010 preliminary release, the company decided to divest a certain portion of its professional services and non-SaaS (Software-as-a-Service) activities, allowing management to focus more on its core SaaS offerings. This spin-out included some encoding services and broadcast systems equipment set-up, particularly as delivered out of the company’s Prague headquarters.

“These are services that are important to a number of our European broadcaster clients, but they have commodity dynamics to them,” commented Isaza Tuzman, “We believe this can be equally or better served to them by a third-party contractor, while enhancing our focus on higher-margin, recurring revenue business.”

KIT digital granted the spin-off a reseller license to its VX software platform, and the companies will continue to collaborate in the field. The sale is expected to close on November 30, 2010, and KIT digital expects to receive more than $12 million over time from the asset disposition.

Growth Outlook

For fiscal 2010, the company expects to report revenue exceeding $100 million, increasing more than 109% over 2009. Management expects operating EBITDA for the year of approximately $18 million, up 267% over the previous year.

The remaining restructuring and integration charges from acquisitions completed earlier in 2010, as well as some integration charges from the acquisitions of Megahertz and Accela, were all booked in Q3 2010, for a total of $4.5 million. The company anticipates reporting the Brickbox-related integration expenses in Q4 2010, as well as any remaining charges from previous acquisitions. “This approach will allow us to begin fiscal 2011 with very little residual restructuring or integration charges,” noted Robin Smyth, chief financial officer of KIT digital.

Beginning in early 2011, the company plans to include the reporting of a new non-GAAP metric, “adjusted EPS,” which management defines as cash EPS after adding back M&A and financing costs.

Following the spin-off of the aforementioned component of the company’s professional service business, the company’s adjusted revenue target for fiscal 2011 (prior to any additional acquisition activity) is in excess of $137.5 million, with an EBITDA margin of at least 24%. While reducing potential 2011 top-line revenue (from the original $152.5 million revenue target), the spin-off is expected to have effectively no negative impact on the company’s previous 2011 EBITDA target, since EBITDA margins are expected to expand in 2011 as a result of the spin-off.

Added Campion: “As we prepare for 2011, we see the BRIC markets continuing to be a strong growth driver for KIT digital. We are already very strong in areas like India, Southeast Asia, Russia and Eastern Europe. So further expansion into Brazil, Greater China and other parts of East Asia are our primary strategic objectives for 2011, as is expansion into certain areas of Europe where we are relatively weak.

“In addition to geographic expansion, we see great opportunities for growth in specialized client verticals undergoing major transitions to IP video--in particular MSOs and telco operators, sports associations and governmental entities--as well as in adding more innovative social media tools to our platform.”

Conference Call

KIT digital’s executive management team will host an online video broadcast to discuss these third quarter 2010 results today at 10:30 a.m. Eastern Time (4:30 p.m. Central European Time). The presentation will be followed by a question and answer period.

The video webcast will be made available real-time in the Investor Relations section of the company's website at http://kitd.com/ib/2010Q3/. Please visit the website in advance of the presentation in order to download and install the secure player required for access.

For participants who wish to ask a question during the Q&A period or access the call via telephone only, please call the conference telephone number below at least 5-10 minutes prior to the scheduled start time:

Call Start Time: 10:30 a.m. Eastern Time (4:30 p.m. Central European Time)

Dial-in # North America toll-free: +1-800-862-9098

Dial-in # outside of North America: +1-785-424-1051

Please provide the operator the Conference ID: 7KITDIGITAL

If you have any difficulty connecting with the conference call, please contact Liolios Group at +1-949-574-3860.

The video presentation and Q&A session will be available for replay via the company’s website following the broadcast. An audio replay via telephone will be available after 1:30 p.m. Eastern Time and until December 22, 2010:

Toll-free replay # (North America): +1-877-870-5176

International replay # (outside of North America): +1-858-384-5517

Replay pin number: 11022

About KIT digital, Inc.

KIT digital (NASDAQ: KITD) is a leading global provider of video asset management solutions (VAMS) for multi-screen IP-based delivery. KIT VX-one, the company's family of end-to-end software platform solutions, enables enterprise clients to acquire, manage and distribute video assets across the three screens of today's world: the personal computer, mobile device, and IPTV-enabled television set. The application of VX ranges from commercial video distribution to internal corporate deployments, including corporate communications, human resources, training, security and surveillance. KIT digital's client base includes nearly 1,300 customers across 40+ countries, including The Associated Press, BBC, Best Buy, Bristol-Myers Squibb, Disney-ABC, FedEx, General Motors, Google, Hewlett-Packard, Home Depot, IMG Worldwide, ESPN Star, MediaCorp, News Corp, Telefonica, Universal Studios, Verizon and Vodafone. KIT digital is headquartered in Prague, and maintains principal offices in Atlanta, Beijing, Boston, Buenos Aires, Cairo, Cambridge (UK), Chennai, Cologne, Delhi, Dubai, Kolkata, London, Los Angeles, Melbourne (Australia), Mumbai, New York, Singapore, Sofia (Bulgaria), Stockholm and Toronto. For additional information, visit www.kitd.com or follow the company on Twitter at www.twitter.com/KITdigital.

About the Presentation of Operating EBITDA

Management uses operating EBITDA for forecasting and budgeting, and as a proxy for operating cash flow. Operating EBITDA is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation, or as an alternative to net income, operating income or other financial measures reported under GAAP. The company defines operating EBITDA as earnings before: non-cash derivative income/loss, non-cash stock based compensation; acquisition-related restructuring costs and integration expenses; impairment of property and equipment; merger and acquisition expenses; and depreciation and amortization. Other companies (including the company’s competitors) may define operating EBITDA differently. The company presents operating EBITDA because it believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in a similar industry. Management also uses this information internally for forecasting, budgeting and performance-based executive compensation. It may not be indicative of the historical operating results of KIT digital nor is it intended to be predictive of potential future results. See “GAAP to non-GAAP Reconciliation” table below for further information about this non-GAAP measure and reconciliation of operating EBITDA to net loss for the periods indicated. For the second quarter 2010 reconciliation of operating EBITDA, please refer to the table issued in the Second Quarter 2010 press released on August 16, 2010, which is available online in the company’s investor relations section, under “Quarterly Results” at www.kitd.com. Shares used in the calculation of GAAP diluted earnings per share are the same as the shares used in the calculation of diluted adjusted operating income/(loss) per share except when the company reports a GAAP loss.

GAAP to non-GAAP Reconciliation	Three months ended		Nine months ended
(amounts in thousands)	September 30,		September 30,
	2010	2009	2010	2009
Consolidated Statement of Operations Reconciliation

Net loss on a GAAP basis	$(7,974)	$(11,134)	$(26,758)	$(4,350)
Non-cash stock-based compensation	1,273	536	2,910	1,088
Merger and acquisition and investor relations expenses	1,306	522	3,411	1,251
Depreciation and amortization	2,407	977	6,110	2,570
Restructuring charges	(93)	340	3,481	654
Integration expenses	4,535	641	10,834	1,632
Interest income	(5)	(27)	(33)	(31)
Interest expense	223	124	563	441
Amortization of deferred financing costs	19	562	33	1,175
Derivative (income) expense	1,451	8,449	10,526	(2,233)
Other (expense) income	1,263	(65)	475	(405)
Income tax (expense) benefit	10	2	24	4
Operating EBITDA income	$4,415	$927	$11,576	$1,796

Consolidated Statement of Operations Reconciliation per Share

Basic net loss per share on a GAAP basis	$(0.34)	$(1.65)	$(1.37)	$(0.82)
Non-cash stock-based compensation	0.05	0.08	0.15	0.21
Merger and acquisition and investor relations expenses	0.06	0.08	0.17	0.24
Depreciation and amortization	0.10	0.14	0.31	0.49
Restructuring charges	-	0.05	0.18	0.12
Integration expenses	0.20	0.10	0.56	0.31
Interest income	-	-	-	(0.01)
Interest expense	0.01	0.02	0.03	0.08
Amortization of deferred financing costs	-	0.08	-	0.22
Derivative (income) expense	0.06	1.25	0.54	(0.42)
Other (expense) income	0.05	(0.01)	0.02	(0.08)
Income tax (expense) benefit	-	-	-	-
Operating EBITDA income per share	$0.19	$0.14	$0.59	$0.34

Basic and diluted weighted average common shares outstanding	23,355,298	6,739,934	19,581,084	5,278,472

Important Cautions Regarding Forward-Looking Statements

This press release contains certain "forward-looking statements" related to the businesses of KIT digital, Inc., which can be identified by the use of forward-looking terminology, such as "believes," "expects", “plans,” “intends,” “anticipates” and variations of such words or similar expressions, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements made by Mr. Isaza Tuzman that the company’s aim is to extend its industry leadership position from our current estimated 20%-plus global market share to more than 50% within the next 12 to 18 months; that the company might be able to acquire a top competitor and significantly extend its market share in one action; that this last equity capital raise provides the company with the necessary capital to achieve its near and mid-term objectives, and it has no plans to pursue any additional equity raises in the foreseeable future; that the company expects to receive more than $12 million over time from the asset disposition mentioned; that the company expects to report revenue exceeding $100 million, increasing more than 109% over 2009, and expects operating EBITDA for the year of approximately $18 million, up 267% over the previous year; that DSOs in Q4 2010 will be in line with or below the company's historical average of 75-90 days; that the company anticipates reporting the Brickbox-related integration expenses in Q4 2010, as well as any remaining charges from previous acquisitions, and this approach will allow the company to begin fiscal 2011 with very little residual restructuring or integration charges; that revenue target for fiscal 2011 (prior to any additional acquisition activity) is in excess of $137.5 million, with an EBITDA margin of at least 24%; that the spin-off is expected to have a negligible to zero effect on the company’s previous 2011 EBITDA target, since EBITDA margins are expected to expand in 2011 as a result; that BRIC markets continuing to be a strong growth driver for KIT digital; and that overall, the company’s sales pipeline has never been stronger, and therefore strongly supports its 2011 outlook. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development and commercialization, the ability to obtain or maintain patent and other proprietary intellectual property protection, market acceptance, future capital requirements, regulatory actions or delays, competition in general and other factors that may cause actual results to be materially different from those described herein. Certain of these risks and uncertainties are or will be described in greater detail in our public filings with the U.S. Securities and Exchange Commission. KIT digital is not under obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

KIT digital Contact:

Adam Davis
Global Communications Manager
Tel. +1-609-468-9500
adam.davis@kitd.com

KIT digital Investor Relations Contact:

Matt Glover or Geoffrey Plank
Liolios Group, Inc.
Tel. +1-949-574-3860
info@liolios.com

KIT DIGITAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands, Except Share Data)

	September 30, 2010	December 31, 2009 (A)
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$50,052	$6,791
Restricted cash	2,035	-
Investments	1,008	217
Accounts receivable, net	35,666	17,258
Unbilled revenue	2,113	2,960
Inventory	1,920	708
Other current assets	5,704	2,205
Total current assets	98,498	30,139

Property and equipment, net	6,813	5,697
Software, net	2,887	3,436
Customer list, net	13,284	4,650
Goodwill	90,226	36,492
Total assets	$211,708	$80,414

Liabilities and Stockholders' Equity:
Current liabilities:
Bank overdraft	$1,940	$2,944
Capital lease and other obligations	894	1,218
Secured notes payable, net of debt discount	1,188	-
Accounts payable	14,786	6,647
Accrued expenses	8,521	8,501
Income tax payable	322	312
Deferred tax liability	1,875	580
Acquisition liability	2,753	1,075
Derivative liability	3,869	21,314
Other current liabilities	8,966	3,455
Total current liabilities	45,114	46,046

Capital lease and other obligations, net of current	539	377
Secured notes payable, net of current	4,631	-
Acquisition liability, net of current	9,160	-
Total liabilities	59,444	46,423

Equity:
Stockholders' equity:
Common stock, $0.0001 par value: authorized 30,000,000 shares; issued and outstanding 23,914,052 and 10,844,853, respectively	2	1
Additional paid-in capital	272,231	128,263
Accumulated deficit	(120,701)	(93,943)
Accumulated other comprehensive income (loss)	732	(330)
Total stockholders' equity	152,264	33,991
Total liabilities and stockholders' equity	$211,708	$80,414

(A) - Reference is made to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the U.S. Securities and Exchange Commission on April 5, 2010.

KIT DIGITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Amounts in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenue	$27,746	$11,036	$68,165	$31,154

Variable and direct third party costs:
Cost of goods and services	11,472	4,550	22,190	11,662
Hosting, delivery and reporting	671	331	3,035	1,027
Content costs	262	287	746	1,105
Direct third party creative production costs	1,074	583	2,620	2,541
Total variable and direct third party costs	13,479	5,751	28,591	16,335

Gross profit	14,267	5,285	39,574	14,819

General and administrative expenses:
Compensation, travel and associated costs (including non-cash stock-based compensation of $1,273, $536, $2,910 and $1,088, respectively)	7,359	3,846	21,545	11,020
Legal, accounting, audit and other professional service fees	425	154	1,645	584
Office, marketing and other corporate costs	3,341	894	7,718	2,507
Merger and acquisition and investor relations expenses	1,306	522	3,411	1,251
Depreciation and amortization	2,407	977	6,110	2,570
Restructuring charges	(93)	340	3,481	654
Integration expenses	4,535	641	10,834	1,632
Total general and administrative expenses	19,280	7,374	54,744	20,218

Loss from operations	(5,013)	(2,089)	(15,170)	(5,399)

Interest income	5	27	33	31
Interest expense	(223)	(124)	(563)	(441)
Amortization of deferred financing costs and debt discount	(19)	(562)	(33)	(1,175)
Derivative (expense) income	(1,451)	(8,449)	(10,526)	2,233
Other (expense) income	(1,263)	65	(475)	405

Net loss before income taxes	(7,964)	(11,132)	(26,734)	(4,346)

Income tax expense (benefit)	(10)	(2)	(24)	(4)

Net loss available to common shareholders	$(7,974)	$(11,134)	$(26,758)	$(4,350)

Basic and diluted net loss per common share	$(0.34)	$(1.65)	$(1.37)	$(0.82)
Basic and diluted weighted average common shares outstanding	23,355,298	6,739,934	19,581,084	5,278,472

Comprehensive income (loss):
Net loss	$(7,974)	$(11,134)	$(26,758)	$(4,350)
Foreign currency translation	3,022	(530)	971	(116)
Change in unrealized gain on investments, net	75	15	91	15
Comprehensive loss:	$(4,877)	$(11,649)	$(25,696)	$(4,451)